U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.         Name and Address of Reporting Person

   Snider                    Arnold*+

   Deerfield Management Company, L.P.*#
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   (Last)                    (First)                     (Middle)

   780 Third Avenue, 37th Floor
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(Street)

   New York                          New York               10017
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   (City)                            (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

     December 2, 2002
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     MGI Pharma, Inc. (MOGN)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_] Director                                  [X] 10% Owner
     [_] Officer (give title below)                [_] Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership
                                                                 Form:
                                    2. Amount of Securities      Direct (D) or
1. Title of Security                Beneficially Owned           Indirect (I)             4. Nature of Indirect
   (Instr. 4)                       (Instr. 4)                   (Instr. 5)               Beneficial Ownership  (Instr. 5)
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

Common Stock, $.01 par value         700,000                      (I)                     By Deerfield Partners, L.P. ("Partners")#
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Common Stock, $.01 par value         550,000                      (I)                     By Deerfield International Limited
                                                                                          ("Limited")#
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

If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

                            (Print or Type Responses)

(Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                           5.Owner-
                                                              3. Title and Amount of Securities            ship
                                                                Underlying Derivative Security             Form of
                                      2. Date Exercisable       (Instr. 4)                                 Derivative
                                      and Expiration Date        -----------------------    4. Conver-     Security:
                                      (Month/Day/Year)                       Amount         sion or        Direct       6.Nature of
                                      ----------------------                 or             Exercise      (D) or         Indirect
                                      Date      Expira-                      Number         Price of      Indirect       Beneficial
1. Title of Derivative                Exer-     tion                         of             Derivative    (I)            Ownership
   Security (Instr. 4)                cisable   Date           Title         Shares         Security      (Instr. 5)     (Instr. 5
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

7% Convertible Subordinated Note      12/2/02   12/1/07       Common Stock   743,856        $7.00         (I)           By Partners
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8.75% Convertible Subordinated Note   12/2/02   12/1/07       Common Stock   297,143        $8.75         (I)           By Partners
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10.5% Convertible Subordinated Note   12/2/02   12/1/07       Common Stock   297,144       $10.50         (I)           By Partners
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Warrants                              12/2/02   12/1/07       Common Stock   104,000        $8.75         (I)           By Partners
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Warrants                              12/2/02   12/1/07       Common Stock   104,000       $10.50         (I)           By Partners
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7% Convertible Subordinated Note      12/2/02   12/1/07       Common Stock   684,714        $7.00         (I)           By Limited
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8.75% Convertible Subordinated Note   12/2/02   12/1/07       Common Stock   274,285        $8.75         (I)           By Limited
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10.5% Convertible Subordinated Note   12/2/02   12/1/07       Common Stock   274,286       $10.50         (I)           By Limited
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Warrants                              12/2/02   12/1/07       Common Stock    96,000        $8.75         (I)           By Limited
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Warrants                              12/2/02   12/1/07       Common Stock    96,000       $10.50         (I)           By Limited
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

Explanation of Responses:
* The Reporting Persons disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein.

+ Principal of the Investment Manager of Deerfield Partners, L.P. and Deerfield International Limited, in whose accounts the Common Shares and Derivatives reported on this Form 3 are held.

# Deerfield Management Company, L.P. is the Investment Manager of Deerfield Partners, L.P. and Deerfield International Limited.

/s/ Arnold Snider                   December 11, 2002
-----------------                   -----------------
    Arnold Snider                   Date



Deerfield Management Company, L.P.

By:   Snider Management Company
      General Partner

By    /s/ Arnold H. Snider                    December 11, 2002
      ------------------------------          -----------------
      Arnold H Snider, President              Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)



00871.0001 #370405